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                                                EXHIBIT 10-1

            AMENDMENT TO DEFERRED COMPENSATION AGREEMENT


     This AGREEMENT, made and entered into as of this 28th day of July, 1999, as an amendment to the Agreement between Wisconsin
Gas Company and Thomas F. Schrader entered into as of October 31,
1985 (the "Original Agreement"):

WITNESSETH:

     WHEREAS, pursuant to the Agreement and Plan of Merger by and among Wisconsin Energy Corporation and WICOR, Inc. and CEW Acquisition, Inc. dated as of June 27, 1999, as it may be amended from time to time (the "Merger Agreement"), it is contemplated that WICOR, Inc. will be merged with Wisconsin Energy Corporation or a subsidiary thereof; and

     WHEREAS, it is the intention of the parties hereto to protect Mr. Schrader in the event of the termination without cause by Wisconsin Energy Corporation or his own voluntary termination in certain circumstances;

     NOW, THEREFORE, Section 4 of the Original Agreement be and it hereby is amended by the addition of the following at the end thereof:

Notwithstanding the requirement of "retirement" in the foregoing, the benefits of this paragraph shall also be payable to Mr. Schrader in the event that (i) a merger transaction contemplated in the Merger Agreement in fact occurs prior to his termination of employment and (ii) any one or more of the following events occur coincidental with or following such transaction, with each capitalized word having the meaning indicated in the Wisconsin Energy Corporation Special Executive Severance Policy reflected in Exhibit 3 of the Merger Agreement (the "Policy"):

1. his Annual Salary is reduced below the higher of (i) the amount in effect immediately before the WICOR Closing Date and
(ii) the highest amount in effect at any time thereafter, and he ceases to be an Employee by his own action within 90 days after the occurrence of such reduction;


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2.    his duties and responsibilities or the program of incentive compensation or retirement and welfare benefits offered to him are diminished in comparison to the duties and responsibilities or the program of incentive compensation or retirement and welfare benefits enjoyed by him immediately before the WICOR Closing Date, and he ceases to be an Employee by his own action within 90 days after the occurrence of such reduction;

3. he is required to be based at a location more than 35 miles from the location where he was based and performed services immediately before the WICOR Closing Date, and he ceases to be an Employee by his own action within 90 days after such relocation;

4. an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which he was employed before such sale, distribution or disposition and the requirements of Section 4.2(b)(iii) of the Policy are not met and he ceases to be an Employee by action of the Employer upon or within 90 days after such sale, distribution or disposition; or

5. he is terminated by the Wisconsin Energy Corporation or any affiliate thereof of which he is an employee without "Cause" as defined in Section 4.2(b)(ii) of the Policy.

     IN WITNESS WHEREOF, Wisconsin Gas Company has caused this
Agreement to be executed by its duly authorized officers Mr.
Schrader has affixed his hand as of the day and year first above written.

                              WISCONSIN GAS COMPANY


                              By:
                              Joseph P. Wenzler
                              Senior Vice President-Finance


                              Attest:
                                 Robert A. Nuernberg
                                      Secretary


                                 Thomas F. Schrader